FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES SECOND QUARTER 2014 RESULTS

Summary Highlights

•	Results included a one-time, non-cash charge related to the A-10 Wing Replacement Program (WRP)
•	Second quarter adjusted EPS of $0.20 on adjusted revenue of $21.0 million
•	On track to achieve 2014 guidance, excluding the non-cash A-10 WRP charge
•	Reaffirms 2015 guidance
•	GAAP quarterly loss to result in more than $14 million in tax refunds and credits in 2015
•	New contract awards in first half of 2014 increased 45% compared to first half of 2013
•	Expects to end 2014 with record funded backlog

Edgewood, NY – August 7, 2014 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for 2014 second quarter and six months ended June 30, 2014.

Second quarter and six month 2014 results included a one-time, non-cash charge of approximately $47 million related to revised estimates of a significantly shorter lived and lower production quantity A-10 WRP. The net effect of the charge is a reversal in the quarter of a portion of the revenue recognized in prior periods dating back to the inception of the program in 2008.

The long-term future of the A-10 has been uncertain since March 2014 when the US Department of Defense released its 2015 Budget Request that called for the retirement of the entire A-10 fleet.  More recent events have led us to conclude that our A-10 WRP will not continue to the full 242 aircraft as anticipated at the start of the program.  For example, the 2015 Department of Defense Appropriations Act passed by the United States House of Representatives on June 20, 2014 provides no funding for A-10 operations in Government fiscal year 2015 that commences October 1, 2014. Further, this bill rescinds funding from the 2014 Defense Budget that was to have been used for the procurement of additional wings for the A-10. The Company has no information to support a different conclusion.

When adjustments are required for the estimated total revenue on a contract, these changes are recognized with an inception-to-date effect in the current period. When estimates of total costs to be incurred exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined. The cumulative adjustment to revenue, from the inception of the program in 2008 through June 30, 2014, for this change in estimate is $44.7 million, all of which is adjusted in the three month period ended June 30, 2014.

There has been considerable public discourse on the future of the A-10 aircraft that has caused uncertainty as to the A-10 program’s continuation. The environment has impacted CPI Aero’s ability to achieve any of the normal program cost reductions at suppliers. In addition to the $44.7 million adjustment to revenue, we have recorded a $2.6 million adjustment to cost of sales as a result of the change in estimate on the A-10 WRP.

Since 2008, the Company has received firm orders for assemblies to produce 173 wings.  The non-cash charge taken this quarter assumes that the contract will conclude no later than September 2015, the end of the 2015 Government fiscal year,  and at less than the current 173 order quantity.  This non-cash charge is included in both the cost of sales and revenue for the second quarter and six month periods ended June 30, 2014.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “Adjusted results for the second quarter of 2014 were in line with our expectations and we are on track to achieve our guidance for 2014, excluding the nonrecurring A-10 WRP charge. Adjusted revenue for the three month and six month periods ended June 30, 2014 was approximately $21 million and $42.9 million respectively, compared to approximately $21.1 million and $41.0 million respectively, for the same periods in 2013. Adjusted earnings per share for the three month and six month periods ending June 30, 2014 were $0.20 per share and $0.41 per share, respectively, compared to $0.21 per share and $0.41 per share for the same periods in 2013.  In our 2015 forecast we discounted the contribution of the A-10 WRP to revenue and net income. The expected growth in revenue and net income for 2015 will be largely driven by growth in our commercial product lines.  As such, our 2015 guidance is unchanged and reaffirmed.”

Mr. McCrosson continued, “The decision to take this non-cash charge now was a difficult one, but given the current set of facts, it is the correct one.  It is our belief that we will end production on the A-10 WRP at between 55% and 60% of the original planned quantity.  As a result, the investments we made in the past to improve efficiency and lower supply chain costs are no longer able to realize the expected return.  Our negotiating leverage with our suppliers was impacted by the constant media reports predicting the aircraft’s retirement.  Additionally, future cost savings initiatives are no longer worth pursuing on a program with limited life and instead will now be deployed in support of our longer lived commercial programs.  For example, we had planned to invest in automation for assembling parts with significantly reduced manual labor and were developing alternative supply chain strategies to drive down procurement costs. Finally, this program has incurred significant tooling and non-recurring engineering and other labor costs associated with achieving the required technical specifications and production rate at the targeted labor cost. These tooling and other nonrecurring costs will now be amortized over a significantly shorter program life.”

Mr. McCrosson added, “Due to the loss incurred in the quarter ended June 30, 2014, we were not in compliance with net income financial covenant contained in our Credit Agreement with Santander Bank and Valley National Bank.  On August 6, 2014, the Company entered in an amendment and waiver to the Credit Agreement which, among other things, provided for a waiver of the covenant.  Going forward, we believe that CPI Aero has an opportunity to lower its estimated loss on the A-10 WRP, either by equitable adjustment to our contract with Boeing or by a Government termination for convenience and we will be exploring all avenues to reduce our loss.  The GAAP loss recorded in the second quarter of 2014 will allow us to claim for a 2015 a tax refund of over $9 million from prior years’ tax payments and is expected to yield a more than $5 million tax credit that will offset our anticipated tax liability in future years.  In total, this adjustment we are making to the A-10 WRP will improve 2015 cash flow by more than $14 million.”

Guidance Discussion

For Full Year 2014
•	We expect that revenue will range between $83.5 million to $85.0 million on an adjusted basis.

Adjusted revenue for the six month period ended June 30, 2014 was $42.9 million, compared to $41.0 million for the first half of 2013.

•
We expect that our commercial programs, including the G650, HondaJet, Cessna Citation X+ and Embraer Phenom 300 business jet, are expected to generate a higher percentage of total revenue in 2014, as compared to 2013.

Commercial programs generated 14% higher revenue in the first six months of 2014 compared to the same period in the prior year.  For the first half of 2014, revenue generated from commercial programs was approximately $15 million, or 35% of total adjusted revenue.  This compares to approximately $13.1 million, or 32% of revenue for the first six months of 2013.

•	Product deliveries to surpass our 2013 record year by approximately 10%, due to increased demand for our commercial products.

For the six month period ended June 30, 2014, we shipped products valued at approximately $38.2 million compared to $34.4 million of shipments in the first half of 2013, an increase of 11%.

•	On an adjusted basis, we expect:
·	Gross margin to be in the range of 20.0% to 21.0%.
·	Net income to be in the range of $6.6 million to $7.0 million.
o Cash flow from operations to be in the range of $1.0 million to $1.25 million.

For Full Year 2015

Production for existing programs and initial production for several new programs, including the recent $9 million Embraer order to manufacture engine inlet assemblies for the Phenom 300 business jet, are expected to ramp up in the coming months.  Thus the 2015 guidance we provided during the 1Q14 earnings release remains unchanged.  For 2015 we expect:

•
Revenue to be between $90.5 million and $94.0 million, the highest in our history.  We project single-digit growth in military revenue and double-digit growth in commercial revenue in 2015 as compared to 2014. Our commercial programs are anticipated to continue to generate a higher percentage of total revenue, approximately 42%.

•
Gross profit margin to be higher than 2014, at a range of 22.0% to 23.5% mainly driven by higher production rates and lower unit costs, as several of our newer commercial programs are expected to mature into 2015.

Backlog and Outlook
Total backlog at June 30, 2014 was $391 million, as compared to $431.4 million at December 31, 2013, with 43% of total backlog for commercial aerospace contracts.   At June 30, 2014, funded backlog was $96.4 million compared to $110.4 at December 31, 2013.  The value of our long-term contracts that has not been converted to funded orders we refer to as unfunded backlog.  The value of the unfunded backlog at June 30, 2014 was $294.3 million, with 49% related to our long-term commercial aerospace programs.  This figure does not include the recently announced $9 million amendment to our contract with Embraer for the Phenom 300 engine inlets that occurred in July 2014.

Mr. McCrosson commented, “As of June 30, 2014, we received approximately $19.2 million of new contract awards, $18.7 million of which were commercial.  This is 45% greater than the total of $13.2 million of new contract awards, of all types, in the same period of 2013.  It is our goal to finish 2014 with record funded backlog of greater than $110.4 million, the value at the end of 2013, which would give us a “book-to-bill” ratio greater than 1.  Currently, we are in negotiations with Northrop Grumman to provide Outer Wing Panel Kits (OWP) to support both their recently announced $3.6 billion multi-year contract with the US Navy for 25 E-2D Advanced Hawkeyes and the long-term US Navy contract for wings for the C-2A Greyhound aircraft.  CPI Aero has been under contract with Northrop Grumman since 2008 to provide OWP kits for both the E-2D and C-2A aircraft.  We remain confident that we will have a very good second half of the year for new contracts.”

He added, “We continue to seek opportunities in the global defense markets, particularly within the more complex aerospace pod systems for existing and potential new customers.  For example, the DB-110 Reconnaissance pod program we perform for UTC Aerospace Systems has been exceptionally well received by our customer and we believe will serve as a great platform to grow our business with both UTC Aerospace and other customers in the Intelligence, Surveillance and Reconnaissance segment of the defense market.  Similarly we are well established in the defense helicopter market with our relationships with both Sikorsky and Bell and we look to effectively compete on the newest vertical lift programs of strategic priority to the US Government such as the Future Vertical Lift program, the Combat Rescue Helicopter recently awarded to Sikorsky, and to grow our existing content on the CH-53K Super Stallion.  Approximately 40% of our bid pipeline includes high value proposals in the commercial aerospace markets, including the business jet and large commercial airliner markets.  We continue to improve our chances to succeed in this competitive market by making the needed investments in new automated manufacturing technologies and production floor software that will increase output, improve quality, and lower production costs.”

Mr. McCrosson concluded, “Looking past today’s non-cash charge related to the change in estimate to the A-10 WRP, we see a business that is as strong as it ever has been.  We have a large funded backlog that is on track to reach an all-time high.  Our strategy to diversify into commercial aerospace via the business jet sector is paying off now as the demand for business aircraft is showing every sign of recovery.  We continue to earn a stellar reputation with customers for being a highly skilled manufacturer capable of producing even the most complex aerospace systems and structures. We are performing on many long-term contracts which will continue to generate significant revenues for years to come and we are bidding on larger and more complex programs than ever before that will enable our continued growth in 2015 and beyond.”

Conference Call
CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call today, Thursday, August 7, 2014 at 10:00 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.  In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter,  the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod.  In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
ADJUSTED STATEMENTS OF OPERATIONS

Adjusted Earnings (arrived at by eliminating the affect of the change in estimate on the Company's A-10 Program with Boeing) is not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted earnings is a key metric CPI Aero is using in evaluating its 2014 financial performance. Adjusted earnings is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero considers Adjusted Earnings important to evaluate its 2014 financial performance on a consistent basis across various periods. Due to the significance of the non-cash and non-recurring change in estimate in the quarter ended June 30, 2014, Adjusted Earnings enables the Company's Board of Directors and management to monitor and evaluate the business on a consistent basis. CPI Aero will use Adjusted Earnings as a measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating decisions and investments. The presentation of Adjusted Earnings should not be construed as an inference that CPI Aero's future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted Earnings should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
	For the Six Months Ended June 30, 2014

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$(1,868,106)	$44,748,559	$42,880,453

Cost of sales	36,603,916	(2,614,006)	33,989,910

Gross profit (loss)	(38,472,022)	47,362,565	8,890,543

Selling, general and administrative expenses	3,623,704	---	3,623,704

Income (loss) from operations	(42,095,726)	47,362,565	5,266,839

Other income (expense), net
Interest expense	302,356	---	302,356

Income (loss) before provision for (benefit from) income taxes	(42,398,082)	47,362,565	4,964,483

(Benefit from)provision for income taxes	(14,435,000)	15,968,000	1,533,000

Net income (loss)	$(27,963,082)	$31,394,565	$3,431,483

Diluted earnings (loss) per share	$(3.31)		$0.41

CPI AEROSTRUCTURES, INC.
ADJUSTED STATEMENT OF OPERATIONS

	For the Three Months Ended June 30, 2014

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$(23,751,623)	$44,748,559	$20,996,936

Cost of sales	19,211,531	(2,614,006)	16,597,525

Gross profit (loss)	(42,963,154)	47,362,565	4,399,411

Selling, general and administrative expenses	1,785,044	----	1,785,044

Income (loss) from operations	(44,748,198)	47,362,565	2,614,367

Other income (expense), net		----
Interest expense	158,753		158,753

Income (loss) before provision for (benefit from) income taxes	(44,906,951)	47,362,565	2,455,614

(Benefit from) provision for income taxes	(15,215,000)	15,968,000	753,000

Net income (loss)	$(29,691,951)	$31,394,565	$1,702,614

Diluted earnings (loss) per share	$(3.50)		$0.20

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash	$969,792	$2,166,103
Accounts receivable, net	12,082,203	4,392,254
Costs and estimated earnings in excess of billings on uncompleted
contracts	73,560,852	112,597,136
Deferred income taxes	417,000	417,000
Prepaid expenses and other current assets	842,828	609,268

Total current assets	87,872,675	120,181,761

Plant and equipment, net	2,803,275	2,849,753
Deferred income taxes	15,761,300	1,133,000
Other assets	108,080	108,080
Total Assets	$106,545,330	$124,272,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,226,053	$7,614,755
Accrued expenses	539,067	654,868
Accrued losses on uncompleted contracts	2,627,740	----
Billings in excess of costs and estimated earnings on uncompleted
contracts	343,701	276,170
Current portion of long-term debt	976,981	1,020,349
Line of credit	29,850,000	21,350,000
Income tax payable	--	736,536
Deferred income taxes	89,000	89,000
Total current liabilities	41,652,542	31,741,678

Long-term debt, net of current portion	1,777,223	2,198,187
Deferred income taxes	788,000	788,000
Other liabilities	595,127	593,210

Total Liabilities	44,812,892	35,321,075

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
8,483,111 and 8,410,493 shares, respectively,
issued and outstanding	8,483	8,410
Additional paid-in capital	51,120,644	50,381,348
Retained earnings	10,619,794	38,582,876
Accumulated other comprehensive loss	(16,483)	(21,115)
Total Shareholders’ Equity	61,732,438	88,951,519
Total Liabilities and Shareholders’ Equity	$106,545,330	$124,272,594